Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 November 9, 2011

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS 1.800.524.8875 HOME :: AUCTION #4282 ZIONS DIRECT® Action Results

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to November 7, 2012, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Notice: The auction has been extended until 11/9/2011 1:35:25 PM EST.

Auction Status:	CLOSED
Auction Start:	11/2/2011 5:30 PM EDT
Auction End:	11/9/2011 1:35 PM EST
Last Update:	**11/9/2011 2:36:19 PM EST**

Security Type:	**Corporate Bonds**
Issue Type:	Primary
Coupon:	5.250%
Maturity Date:	11/7/2016

BUY TODAY! INFORMATION	
Price:	100.000000
Yield:	5.25%

Offering Documents

Auction Details

Bids

Final Market-Clearing Yield*: 5.470% **Final Market-Clearing Price:** 99.050000

Bidder	Units	Price	Yield	Timestamp	Awarded	Amount Due
Bidder 25667	40	100.045648	5.200%	11/8/2011 2:46:20 PM	40 units	$ 39,620.00
Bidder 28480	30	100.000000	5.248%	11/4/2011 2:44:14 PM	30 units	$ 29,715.00
Bidder 20317	10	99.999503	5.249%	11/4/2011 3:10:50 PM	10 units	$ 9,905.00
Bidder 25630	19	99.999503	5.249%	11/7/2011 11:40:40 AM	19 units	$ 18,819.50
Bidder 14033	16	99.998561	5.250%	11/4/2011 12:02:01 PM	16 units	$ 15,848.00
Bidder 28730	5	99.998561	5.250%	11/9/2011 1:32:04 PM	5 units	$ 4,952.50
Bidder 27821	1	99.900000	5.273%	11/9/2011 1:32:46 PM	1 unit	$ 990.50
Bidder 26878	25	99.870000	5.280%	11/7/2011 4:56:15 PM	25 units	$ 24,762.50
Bidder 21217	3	99.821000	5.291%	11/4/2011 3:47:26 PM	3 units	$ 2,971.50
Bidder 22070	1	99.782277	5.300%	11/4/2011 3:20:28 PM	1 unit	$ 990.50
Bidder 22926	10	99.782277	5.300%	11/9/2011 11:38:44 AM	10 units	$ 9,905.00
Bidder 24773	2	99.502000	5.365%	11/9/2011 1:35:17 PM	2 units	$ 1,981.00
Bidder 22879	5	99.500000	5.365%	11/9/2011 1:06:22 PM	5 units	$ 4,952.50
Bidder 21477	5	99.500000	5.365%	11/9/2011 1:34:07 PM	5 units	$ 4,952.50
Bidder 22964	5	99.351370	5.400%	11/9/2011 1:34:09 PM	5 units	$ 4,952.50
Bidder 23436	250	99.100000	5.459%	11/9/2011 1:33:25 PM	250 units	$ 247,625.00
Bidder 13585	5	99.059612	5.468%	11/9/2011 1:35:13 PM	5 units	$ 4,952.50
Bidder 28214	250	99.050000	5.470%	11/9/2011 1:30:33 PM	68 units	$ 67,354.00
Bidder 28732	25	99.000000	5.482%	11/9/2011 10:34:41 AM	**Rejected: Price**	
Bidder 21477	5	99.000000	5.482%	11/9/2011 1:25:26 PM	**Rejected: Price**	
Bidder 23436	250	99.000000	5.482%	11/9/2011 1:33:25 PM	**Rejected: Price**	
Bidder 22333	5	98.987300	5.485%	11/9/2011 1:28:33 PM	**Rejected: Price**	
Bidder 18907	3	98.965437	5.490%	11/3/2011 8:20:46 AM	**Rejected: Price**	
Bidder 24788	50	98.935000	5.497%	11/9/2011 1:34:01 PM	**Rejected: Price**	
Bidder 22830	50	98.926942	5.499%	11/9/2011 1:15:10 PM	**Rejected: Price**	
Bidder 28088	5	98.923000	5.500%	11/9/2011 1:32:26 PM	**Rejected: Price**

Bidder 28732 10 5.25% 11/7/2011 8:46:06 PM 10 units $ 10,000.00 Bidder 28731 5 5.25% 11/8/2011 10:22:54 AM 5 units $ 5,000.00 Bidder 11607 5 5.25% 11/8/2011 3:12:54 PM 5 units $ 5,000.00 Bidder 25556 6 5.25% 11/8/2011 3:22:06 PM 6 units $ 6,000.00 Auction Totals: 56 units $ 56,000.00 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. ZINOS DIRECT Our Affiliates: Amegy Bank of Texas CALIFORNIA BANK THE COMMERCE BANK OF ORGEN THE COMMERCE BANK OF WASHINGTON NATIONAL Bank NEVADA STATE BANK VECTRABANK ZIONS BANK OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. SECURED BY Entrust SSL VERIFY

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE ZIONS DIRECT Auctions AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS OPEN ACCOUNT LOGIN 1.800.524.8875 HOME :: AUCTION #4282

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to November 7, 2012, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Notice: The auction has been extended until 11/9/2011 1:35:25 PM EST.

Auction Status:	CLOSED
Auction Start:	11/2/2011 5:30 PM EDT
Auction End:	11/9/2011 1:35 PM EST
Last Update:	11/9/2011 2:39:53 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	5.250%
Maturity Date:	11/7/2016

BUY TODAY! INFORMATION

Price:	100.000000
Yield:	5.25%

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 5.470% Final Market-Clearing Price: 99.050000

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 21511	50	98.100000	5.693%	11/9/2011 12:48:08 PM	Rejected: Price	
Bidder 16745	10	98.000000	5.717%	11/3/2011 10:46:29 AM	Rejected: Price	
Bidder 22822	7	98.000000	5.717%	11/9/2011 11:35:41 AM	Rejected: Price	
Bidder 28088	5	97.999896	5.717%	11/9/2011 10:56:08 AM	Rejected: Price	
Bidder 23639	20	97.860463	5.750%	11/5/2011 10:17:17 PM	Rejected: Price	
Bidder 23638	20	97.860463	5.750%	11/5/2011 10:33:12 PM	Rejected: Price	
Bidder 24058	20	97.860463	5.750%	11/5/2011 11:09:27 PM	Rejected: Price	
Bidder 24059	5	97.860463	5.750%	11/5/2011 11:24:21 PM	Rejected: Price	
Bidder 21808	50	97.860463	5.750%	11/9/2011 10:43:10 AM	Rejected: Price	
Bidder 28730	1	97.860463	5.750%	11/9/2011 12:19:42 PM	Rejected: Price	
Bidder 21511	28	97.800000	5.764%	11/4/2011 12:33:25 PM	Rejected: Price	
Bidder 22333	5	97.800000	5.764%	11/7/2011 6:25:26 PM	Rejected: Price	
Bidder 28088	5	97.650000	5.800%	11/9/2011 10:47:43 AM	Rejected: Price	
Bidder 19484	5	97.500000	5.836%	11/5/2011 10:21:19 PM	Rejected: Price	
Bidder 24234	5	97.500000	5.836%	11/9/2011 11:12:19 AM	Rejected: Price	
Bidder 17852	20	97.439373	5.850%	11/4/2011 3:25:34 PM	Rejected: Price	
Bidder 28717	5	97.300000	5.883%	11/9/2011 10:48:31 AM	Rejected: Price	
Bidder 28717	5	97.300000	5.883%	11/9/2011 10:48:31 AM	Rejected: Price	
Bidder 24651	5	97.250584	5.895%	11/9/2011 5:47:39 AM	Rejected: Price	
Bidder 21808	50	97.229634	5.900%	11/9/2011 10:43:10 AM	Rejected: Price	
Bidder 23425	10	97.100000	5.931%	11/6/2011 10:08:54 PM	Rejected: Price	
Bidder 23706	50	97.100000	5.931%	11/7/2011 11:56:47 PM	Rejected: Price	
Bidder 28739	10	97.100000	5.931%	11/8/2011 11:58:30 PM	Rejected: Price	
Bidder 16805	25	97.020431	5.950%	11/7/2011 2:30:59 PM	Rejected: Price	
Bidder 28450	5	97.020431	5.950%	11/8/2011 7:24:37 PM	Rejected: Price	
Bidder 28088	5	97.002000	5.954%	11/7/2011 7:48:43 PM	Rejected: Price

Bidder 22771	10	97.000001	5.955%	11/7/2011 10:11:12 AM	Rejected: Price
Bidder 26296	50	97.000000	5.955%	11/4/2011 8:59:07 PM	Rejected: Price
Bidder 28720	50	97.000000	5.955%	11/4/2011 10:47:22 PM	Rejected: Price
Bidder 2851	5	97.000000	5.955%	11/5/2011 11:34:29 AM	Rejected: Price
Bidder 23085	5	97.000000	5.955%	11/7/2011 5:15:19 PM	Rejected: Price
				Auction Totals: 500 units	$ 495,250.00

Page 2 of 2

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 18907	4	5.25%	11/3/2011 8:20:46 AM	4 units	$ 4,000.00
Bidder 25508	4	5.25%	11/3/2011 12:01:48 PM	4 units	$ 4,000.00
Bidder 22212	5	5.25%	11/3/2011 1:26:29 PM	5 units	$ 5,000.00
Bidder 22798	1	5.25%	11/3/2011 10:16:43 PM	1 unit	$ 1,000.00
Bidder 21217	2	5.25%	11/4/2011 3:47:26 PM	2 units	$ 2,000.00
Bidder 26967	3	5.25%	11/4/2011 9:29:26 PM	3 units	$ 3,000.00
Bidder 27607	4	5.25%	11/7/2011 1:07:26 PM	4 units	$ 4,000.00
Bidder 26728	7	5.25%	11/7/2011 5:37:41 PM	7 units	$ 7,000.00
Bidder 28732	10	5.25%	11/7/2011 8:46:06 PM	10 units	$ 10,000.00
Bidder 28731	5	5.25%	11/8/2011 10:22:54 AM	5 units	$ 5,000.00
Bidder 11607	5	5.25%	11/8/2011 3:12:54 PM	5 units	$ 5,000.00
Bidder 25556	6	5.25%	11/8/2011 3:22:06 PM	6 units	$ 6,000.00
			Auction Totals:	56 units	$ 56,000.00

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: Amegy Bank, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. Entrust